FOR FURTHER INFORMATION:
Financial Relations Board Leslie Loyet (312) 640-6672 lloyet@frbir.com	Specialty Underwriters’ Alliance, Inc. Scott Goodreau (888) 782-4672 sgoodreau@suainsurance.com

FOR IMMEDIATE RELEASE
THURSDAY, AUGUST 7, 2008

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
REPORTS RESULTS FOR SECOND QUARTER 2008

CHICAGO – August 7, 2008 – Specialty Underwriters’ Alliance, Inc. (NASDAQ: SUAI) today announced financial results for the quarter ended June 30, 2008.

Highlights

•	Net income for the second quarter of 2008 was $2.3 million, compared to $3.0 million for the comparable quarter in 2007;

•	Net income before income tax was $3.3 million, an increase of 6.5% over the $3.1 million reported for the comparable quarter in 2007;

•	Gross written premiums of $41.8 million for the second quarter of 2008, compared to $48.6 million for the second quarter of 2007;

•	Earned premium of $34.2 million for the second quarter 2008, compared to $37.2 million for the comparable quarter in 2007;

•	Book value per share was $8.68 as of June 30, 2008, compared to $8.42 as of December 31, 2007;

•	Company repurchased 275,000 shares of common stock.

Courtney Smith, president and chief executive officer, stated, “Given the competitive insurance market, we are pleased with our results for the second quarter and optimistic about the remainder of this year. We see positive momentum in all of our customer classes except for contractors.

“Alternative staffing, PEO’s and temporary staffing, has shown strong retention and persistency above 90 percent. Year to date, we have written 13 accounts in temporary staffing for a total of $4.2 million and we expect continued growth through the remainder of the year. Our small business program, e-comp., is holding its own in California and we are hopeful about additional opportunities in the Midwest.

“We have written during the third quarter approximately $16 million of public entity business through our new ‘A’ paper fronting facility and we expect additional business during the fourth quarter quoting period.

“Within our specialized trucking program, our two more mature Partner Agents, ATM and AEON, are performing as expected. Our two newer agents, First Light and Northern Star, have started out well and we expect them to meet or exceed their targets due to their placing renewal business with us from their existing book with other carriers.

“Our contractors’ book continues to decline due to economic conditions, which has led to declining prices and coverage expansion. We expect this book to continue to face similar pressures throughout the remainder of the year.

“Finally, our loss ratios are performing as expected, due to our disciplined underwriting and pricing. At the same time we are controlling our expenses and our infrastructure will allow us to add business throughout this year and beyond with minimal increase in costs.”

Financial Results
Earned premiums were $34.2 million for the second quarter of 2008 compared to $37.2 million for the second quarter of 2007. Earned premiums were $69.9 million for the six months ended June 30, 2008 compared to $72.6 million for the comparable period in 2007.

Total expenses for the three months ended June 30, 2008, were $ 33.6 million, consisting of loss and loss adjustment expenses of $20.9 million, acquisition expenses of $7.3 million and other operating expenses of $5.4 million. Total expenses for the three months ended June 30, 2007, were $36.5 million, consisting of loss and loss adjustment expenses of $21.9 million, acquisition expenses of $9.2 million and other operating expenses of $5.4 million.

Total expenses for the six months ended June 30, 2008, were $69.3 million, consisting of loss and loss adjustment expenses of $42.0 million, acquisition expenses of $16.0 million and other operating expenses of $11.3 million. Total expenses for the six months ended June 30, 2007, were $70.8 million, consisting of loss and loss adjustment expenses of $42.0 million, acquisition expenses of $17.9 million and other operating expenses of $10.9 million.

For the second quarter of 2008, net loss and loss adjustment expense ratio was 61.2 percent versus 58.9 percent for the comparable quarter in 2007. The increase was primarily driven by higher loss ratios in our workers’ compensation book of business due to lower rates. This was partially offset by prior year reserve improvements of approximately $0.6 million across all lines for prior accident years.

For the six months of 2008, net loss and loss adjustment expense ratio was 60.0 percent versus 57.9 percent for the comparable six months in 2007. The increase was primarily driven by higher loss ratios in our workers’ compensation book of business due to lower rates. This was partially offset by prior year reserve improvements of approximately $1.3 million primarily in our commercial automobile business for prior accident years.

Net investment income for the three months ended June 30, 2008, was $2.7 million, compared to $2.3 million for the prior year period. Total revenues were $36.9 million for the second quarter of 2008, compared to $39.6 million for the second quarter of 2007. Net investment income for the six months ended June 30, 2008, was $5.3 million, compared to $4.4 million for the prior year period. Total revenues were $75.3 million for the six months ended June 30, 2008, compared to $77.0 million for the comparable period in 2007.

Net income for the quarter ended June 30, 2008, was $2.3 million, compared to $3.0 million for the comparable period in 2007. The primary reason for the decrease in net income was due to a change in our tax position. In the second quarter of 2008 we became a full taxpayer due to the utilization of prior period remaining tax loss carry forwards. Net income for the six months ended June 30, 2008, was $5.7 million, including a one-time accounting benefit for deferred taxes of $0.7 million, compared to $6.0 million for the comparable period in 2007.

Earnings per share for the three months ended June 30, 2008, was $0.14, compared to $0.20 for the same period in 2007. Earnings per share for the six months ended June 30, 2008, was $0.37, basic and $0.36, diluted, compared to $0.39, basic and diluted, for the same period in 2007.

Financial Condition
As of June 30, 2008, the company reported investments of $240.2 million, total assets of $428.6 million, total liabilities of $294.4 million and shareholders’ equity of $134.2 million. Within total investments, the company held $3.4 million in fair value, or $4.7 million in book value, of securities with sub-prime exposure, all of which were rated “A” or better by established rating agencies. Book value per share as of June 30, 2008, was $8.68 and tangible book value per share was $7.98. As of December 31, 2007, the company reported investments of $229.4 million, total assets of $422.5 million, total liabilities of $291.4 million and shareholders’ equity of $131.1 million. Book value per share as of December 31, 2007 was $8.42 and tangible book value per share was $7.73. Book value includes unrealized losses of $1.1 as of June 30, 2008 as compared to gains of $1.1 as of December 31, 2007.

In the second quarter of 2008, the company repurchased 275,000 shares of its common stock at an average cost of $4.86 per share, not including a $0.04 commission, for a total aggregate purchase price of $1.3 million. With these purchases the company has completed the repurchase program that was announced on April 8, 2008.

Conference Call Details
SUAI will host a conference call on Friday, August 8, 2008 at 11:00 a.m. Eastern Time to discuss second quarter results. Interested parties may access the call live by dialing 877-545-1490 or the live webcast by visiting the “Investor Relations” page of SUAI’s website at www.suainsurance.com.

A replay of the call will be available by dialing 888-203-1112, and entering pass code 4083153 through August 15, 2008. A replay of the call will also remain on the company’s website for at least 90 days following the event.

About Specialty Underwriters’ Alliance, Inc.
Specialty Underwriters’ Alliance, Inc., through its subsidiary SUA Insurance Company, is a specialty property and casualty insurance company providing commercial insurance products through exclusive wholesale Partner Agents that serve niche groups of insureds. These targeted customers require highly specialized knowledge due to their unique risk characteristics. Examples include tow trucks, professional employer organizations, public entities, and contractors. SUA’s innovative approach provides products and claims handling, allowing the Partner Agent to focus on distribution and customer relationships.

Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the company may include forward-looking statements that reflect the company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world’s financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; acceptance of our products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; decreased demand for our insurance or reinsurance products; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Summary Financial Data
(in millions, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Results of operations
Gross written premiums	$41.8	$48.6	$65.9	$83.6
Net written premiums	39.9	46.2	61.6	77.8
Earned premiums	$34.2	$37.2	$69.9	$72.6
Net investment income	2.7	2.3	5.3	4.4
Net Realized gains	—	0.1	0.1	—

Total revenues	36.9	39.6	75.3	77.0

Loss and loss adjustment expenses	20.9	21.9	42.0	42.0
Acquisition expenses	7.3	9.2	16.0	17.9
Other operating expenses	5.4	5.4	11.3	10.9

Total expenses	33.6	36.5	69.3	70.8

Pre-tax income	3.3	3.1	6.0	6.1
Federal income tax benefit/(expense)	(1.0)	(0.1)	(0.3)	(0.1)

Net income (loss)	$2.3	$3.0	$5.7	$6.0

Key ratios
Net loss and loss adjustment expense ratio	61.2%	58.9%	60.0%	57.9%
Ratio of acquisition expenses to earned premiums	21.3%	24.7%	22.8%	24.7%
Ratio of all other expenses to gross written premiums	13.0%	11.1%	17.2%	13.1%
Net income (loss) per share
Basic	$0.14	$0.20	$0.37	$0.39
Diluted	$0.14	$0.20	$0.36	$0.39
Weighted Average Shares Outstanding
Basic	15.7	15.4	15.6	15.4
Diluted	15.8	15.4	15.8	15.4

Summary Financial Data
(in millions, except per share data)
	As of	As of
	June 30,	December 31,
Assets	2008	2007
Investments	$240.2	$229.4
Cash	0.1	1.0
Insurance premiums receivable	68.4	68.9
Reinsurance recoverable on unpaid loss and loss adjustment expenses*	73.4	77.2
Prepaid reinsurance premiums	0.4	0.6
Investment income accrued	2.2	1.9
Equipment and capitalized software at cost (less accumulated depreciation of $12.1 and $8.9)	13.3	12.8
Intangible assets	10.7	10.7
Deferred acquisition costs	15.8	17.5
Deferred tax asset	1.5	—
Other assets	2.6	2.5

Total assets	$428.6	$422.5

Liabilities
Loss and loss adjustment expense reserves*	$194.9	$184.7
Unearned insurance premiums	78.5	86.8
Insured deposit funds	13.8	12.5
Accounts payable and other liabilities	7.2	7.4

Total liabilities	294.4	291.4

Shareholders’ equity
Common stock at $.01 par value per share – authorized: 30.0 shares; issued: 14.7 shares; outstanding: 14.4 shares and 14.7 shares	0.1	0.1
Class B common stock at $.01 par value per share – authorized: 2.0 shares; issued and outstanding: 1.0 shares and 0.9 shares	0.0	0.0
Paid in capital – common stock	129.6	129.5
Paid in capital – Class B common stock	6.9	6.1
Accumulated deficit	—	(5.7)
Treasury stock	(1.3)	—
Accumulated other comprehensive income	(1.1)	1.1

Total stockholders’ equity	134.2	131.1

Total liabilities and stockholders’ equity	$428.6	$422.5

Book value data
Weighted average shares outstanding	15.6	15.4
Book value per share	$8.68	$8.42
Tangible book value per share	$7.98	$7.73

• Includes $57.6 million and $63.5 million as of June 30, 2008 and December 31, 2007 of direct gross loss and loss adjustment expense reserves of Potomac Insurance Company of Illinois, which reinsured all of its direct liabilities to OneBeacon Insurance Company and is reflected on SUA’s balance sheet as a reinsurance recoverable.

Gross Written Premium Data
For the Three Months Ended June 30
(in millions, except percentages)

	Three Months Ended		Three Months Ended
	June 30, 2008		June 30, 2007
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
	(dollars in millions)
Risk Transfer Holdings, Inc.	$22.3	53.3%	23.4	48.2%
American Team Managers	6.5	15.6%	9.0	18.5%
AEON Insurance Group, Inc.	5.2	12.4%	6.9	14.2%
Appalachian Underwriters, Inc.	2.1	5.0%	5.7	11.7%
Northern Star Management, Inc.	2.0	4.8%	—	—
First Light Program Manages, Inc.	1.0	2.4%	—	—
Specialty Risk Solutions, LLC	0.9	2.2%	1.2	2.5%
Insential, Inc.	0.4	1.0%	0.5	1.0%
Flying Eagle Insurance Services, Inc.	0.3	0.7%	1.1	2.3%
Other	1.1	2.6%	0.8	1.6%

Total	$41.8	100.0%	$48.6	100.0%

	Three Months Ended		Three Months Ended
	June 30, 2008		June 30, 2007
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
	(dollars in millions)
California	$14.2	34.0%	$14.9	30.6%
Florida	10.7	25.6%	15.2	31.3%
Texas	1.3	3.1%	3.3	6.8%
Other States	15.6	37.3%	15.2	31.3%

Total	$41.8	100.0%	$48.6	100.0%

	Three Months Ended		Three Months Ended
	June 30, 2008		June 30, 2007
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
	(dollars in millions)
Workers’ compensation	$26.4	56.6%	$27.2	56.0%
Commercial automobile	10.4	27.2%	10.3	21.1%
General liability	4.2	11.5%	10.0	20.6%
All Other	0.8	4.7%	1.1	2.3%

Total	$41.8	100.0%	$48.6	100.0%

Gross Written Premium Data
For the Six Months Ended June 30
(in millions, except percentages)

	Six Months Ended		Six Months Ended
	June 30, 2008		June 30, 2007
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
	(dollars in millions)
Risk Transfer Holdings, Inc.	$31.5	47.8%	37.5	44.8%
American Team Managers	12.7	19.2%	20.2	24.2%
AEON Insurance Group, Inc.	10.8	16.4%	11.9	14.2%
Appalachian Underwriters, Inc.	3.9	5.9%	10.1	12.1%
Northern Star Management, Inc.	2.0	3.0%	—	—
First Light Program Manages, Inc.	1.4	2.1%	—	—
Specialty Risk Solutions, LLC	0.9	1.4%	1.2	1.4%
Insential, Inc.	0.7	1.1%	0.8	1.0%
Flying Eagle Insurance Services, Inc.	0.5	0.8%	1.1	1.3%
Other	1.5	2.3%	0.8	1.0%

Total	$65.9	100.0%	$83.6	100.0%

	Six Months Ended		Six Months Ended
	June 30, 2008		June 30, 2007
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
	(dollars in millions)
California	$25.7	39.0%	$28.7	34.3%
Florida	12.4	18.8%	22.5	26.9%
Texas	6.2	9.4%	8.3	9.9%
Other States	21.6	32.8%	24.1	28.9%

Total	$65.9	100.0%	$83.6	100.0%

	Six Months Ended		Six Months Ended
	June 30, 2008		June 30, 2007
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
	(dollars in millions)
Workers’ compensation	$38.3	63.2%	$45.9	54.9%
Commercial automobile	18.0	24.9%	17.3	20.7%
General liability	8.1	10.0%	18.6	22.2%
All Other	1.5	1.9%	1.8	2.2%

Total	$65.9	100.0%	$83.6	100.0%

To learn more about Specialty Underwriters’ Alliance Inc., please visit www.suainsurance.com.